Exhibit 99.1

Contact:

Kenneth Smith

Chief Financial Officer

716.826.6500 ext. 3217

kwsmith@gibraltar1.com

Gibraltar Reports First-Quarter Financial Results

Buffalo, New York, May 2, 2013 – Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of products for building and industrial markets, today reported its financial results for the three month period ended March 31, 2013. All financial metrics in this release reflect only the Company’s continuing operations unless otherwise noted.

First-Quarter Financial Results

Gibraltar’s net sales for the first quarter of 2013 rose 2.4% to $196.8 million, compared with $192.2 million for the first quarter of 2012. First-quarter 2013 adjusted net income was $1.2 million, or $0.04 per diluted share, compared with $2.6 million, or $0.09 per diluted share, in the first quarter of 2012. The adjusted first-quarter 2013 results exclude after-tax special charges of $4.9 million, or $0.16 per diluted share, resulting primarily from costs related to the Company’s successful re-financing of its senior subordinated notes, which lowered the interest rate by 175 basis points. The adjusted net income for the first quarter of 2012 excluded after-tax special charges totaling $1.2 million, or $0.04 per diluted share, primarily consisting of exit activity and acquisition-related costs. Including these items in the respective periods, the first-quarter 2013 GAAP results were a net loss of $3.6 million, or $0.12 per diluted share, compared with GAAP net income of $1.4 million, or $0.05 per diluted share, in the first quarter of 2012.

Management Comments

“We experienced positive developments in some key areas of our business in the first quarter as expected,” said Chairman and Chief Executive Officer Brian Lipke. “However, the unusually cold and stormy weather patterns that affected many parts of the country, particularly in March, along with increased pricing pressures in some of our industrial markets and tighter inventory control in some of our sales channels, resulted in a slower start in 2013 than we had expected. As a result, despite increased sales from recent acquisitions, Gibraltar’s 2.4% net sales growth for the quarter fell two percentage points short of our guidance. Although the year started more slowly than we anticipated, we continue to be optimistic that 2013 will show solid full-year improvement over 2012 as basic fundamentals in several of our end markets continue to move in a positive direction.”

“There were mixed sales results in our markets during the first quarter,” said Henning Kornbrekke, President and Chief Operating Officer. “Industrial demand weakened more than we expected in March, primarily in the wholesale distribution channel which ultimately serves a broad cross section of end markets. In addition, selling prices were lower driven by weaker demand levels. These factors affected our sales in North America, as well as in Europe, where the depressed automotive and construction markets we serve are a large part of our business. Product demand also was softer than we had expected in the residential and low-rise building markets, including repair and remodeling, due to unfavorable weather across large parts of the U.S. during the latter half of the quarter. This was a solid quarter for us, however, in the multi-family building market and in our infrastructure products business. Our revenue outlook in both of these important markets continue to be favorable, and we expect continued growth in 2013. We expect the industrial end markets we serve to see improved pricing and margins as the environment for end user demand improves in the second half of the year.”

“Our strategy during the past five years has been to improve our underlying operations and expand margins in every part of the business with the goal of leveraging even modest levels of end-market growth into stronger profitability,” said Kornbrekke. “We have worked to position our businesses to be the low cost supplier with excellent customer service – to be consistently competitive in even the most challenging market environments. A result of these efforts was the expected margin improvement in our West Coast operations reported in the quarter.”

“In 2012 we essentially completed the restructuring and integration of our West Coast operations by combining four separate businesses into one unit and implementing a range of operational initiatives,” said Kornbrekke. “The resulting West Coast performance improvement contributed adjusted earnings of $0.03 per share in the quarter. We expect further performance improvement in our West Coast operations as 2013 unfolds, driven in part by our exit from a major facility by year-end. At the same time, our stronger retail and wholesale delivery platform in this region of the country will support the growth in sales that we anticipate.”

Outlook

“In spite of the current industrial end market weakness which is expected to continue into the third quarter of 2013 and the slower-than-expected start to the year, we continue to expect 2013 revenues and earnings to be an improvement over 2012 as we benefit from our fourth-quarter 2012 acquisition activity, lower interest expense, improved West Coast operational performance and overall end-market demand improvement,” said Lipke.

First-Quarter Conference Call Details

Gibraltar has scheduled a conference call today to discuss its results for the first quarter of 2013, starting at 9:00 a.m. ET. Interested parties may access the call by dialing (877) 407-5790 or (201) 689-8328. The presentation slides that will be discussed in the conference call are expected to be available this morning, prior to the start of the call. The slides may be downloaded from the Gibraltar website: http://www.gibraltar1.com. A webcast replay of the conference call and a copy of the transcript will be available on the website following the call.

About Gibraltar

Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and low-rise commercial building markets, as well as industrial and infrastructure markets. The Company generates more than 80% of its sales from products that hold leading positions in their markets, and serves customers across North America and Europe. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Safe Harbor Statement

Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Non-GAAP Financial Data

To supplement Gibraltar’s consolidated financial statements presented on a GAAP basis, Gibraltar also presented certain adjusted financial data in this news release. Adjusted financial data excluded special charges consisting of restructuring primarily associated with the closing and consolidation of our facilities, acquisition-related costs, and note re-financing costs. These adjustments are shown in the Non-GAAP reconciliation of adjusted operating results excluding special charges provided in the financial statements that accompany this news release. We believe that the presentation of results excluding special charges provides meaningful supplemental data to investors, as well as management, that are indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods as well as comparison with other companies. Special charges are excluded since they may not be considered directly related to our ongoing business operations. These adjusted measures should not be viewed as a substitute for our GAAP results, and may be different than adjusted measures used by other companies.

Next Earnings Announcement

Gibraltar expects to release its financial results for the three and six month periods ending June 30, 2013, on Thursday, August 1, 2013, and hold its earnings conference call later that morning, starting at 9:00 a.m. ET.

GIBRALTAR INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Net sales	$196,801	$192,171
Cost of sales	160,624	156,690

Gross profit	36,177	35,481
Selling, general, and administrative expense	30,981	28,458

Income from operations	5,196	7,023
Interest expense	11,160	4,674
Other income	(66)	(31)

(Loss) income before taxes	(5,898)	2,380
(Benefit of) provision for income taxes	(2,255)	931

(Loss) income from continuing operations	(3,643)	1,449
Discontinued operations:
Loss before taxes	(7)	(137)
Benefit of income taxes	(3)	(50)

Loss from discontinued operations	(4)	(87)

Net (loss) income	$(3,647)	$1,362

Net earnings per share – Basic:
(Loss) income from continuing operations	$(0.12)	$0.05
Loss from discontinued operations	—	(0.01)

Net (loss) income	$(0.12)	$0.04

Weighted average shares outstanding – Basic	30,877	30,718

Net earnings per share – Diluted:
(Loss) income from continuing operations	$(0.12)	$0.05
Loss from discontinued operations	—	(0.01)

Net (loss) income	$(0.12)	$0.04

Weighted average shares outstanding – Diluted	30,877	30,851

GIBRALTAR INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$30,288	$48,028
Accounts receivable, net of reserve	111,532	89,473
Inventories	125,439	116,357
Other current assets	13,625	13,380

Total current assets	280,884	267,238
Property, plant, and equipment, net	147,628	151,613
Goodwill	358,934	359,863
Acquired intangibles	96,709	98,759
Other assets	7,376	6,201

Total assets	$891,531	$883,674

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$81,934	$69,060
Accrued expenses	36,561	47,432
Current maturities of long-term debt	417	1,093

Total current liabilities	118,912	117,585
Long-term debt	214,006	206,710
Deferred income taxes	56,960	57,068
Other non-current liabilities	30,788	25,489
Shareholders’ equity:
Preferred stock, $0.01 par value; authorized 10,000 shares; none outstanding	—	—
Common stock, $0.01 par value; authorized 50,000 shares, 31,071 and 30,938 shares issued in 2013 and 2012	310	309
Additional paid-in capital	241,489	240,107
Retained earnings	238,435	242,082
Accumulated other comprehensive loss	(4,632)	(1,575)
Cost of 389 and 350 common shares held in treasury in 2013 and 2012	(4,737)	(4,101)

Total shareholders’ equity	470,865	476,822

Total liabilities & shareholders’ equity	$891,531	$883,674

GIBRALTAR INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities
Net (loss) income	$(3,647)	$1,362
Loss from discontinued operations	(4)	(87)

(Loss) income from continuing operations	(3,643)	1,449
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Loss on early note redemption	7,166	—
Depreciation and amortization	6,904	6,563
Stock compensation expense	973	1,330
Non-cash charges to interest expense	273	393
Other non-cash adjustments	425	277
Increase (decrease) in cash resulting from changes in the following (excluding the effects of acquisitions):
Accounts receivable	(22,813)	(15,131)
Inventories	(9,802)	(7,964)
Other current assets and other assets	232	2,057
Accounts payable	13,277	12,014
Accrued expenses and other non-current liabilities	(5,679)	(14,037)

Net cash used in operating activities of continuing operations	(12,687)	(13,049)
Net cash used in operating activities of discontinued operations	(7)	(31)

Net cash used in operating activities	(12,694)	(13,080)

Cash Flows from Investing Activities
Purchases of property, plant, and equipment	(1,979)	(2,743)
Cash paid for acquisitions, net of cash acquired	—	(2,705)
Net proceeds from sale of property and equipment	127	8

Net cash used in investing activities	(1,852)	(5,440)

Cash Flows from Financing Activities
Proceeds from long-term debt	210,000	—
Long-term debt payments	(204,678)	(2)
Payment of deferred financing fees	(3,711)	—
Payment of note redemption fees	(3,702)	—
Purchase of treasury stock at market prices	(636)	(888)
Net proceeds from issuance of common stock	327	—
Excess tax benefit from stock compensation	83	98

Net cash used in financing activities	(2,317)	(792)

Effect of exchange rate changes on cash	(877)	522

Net decrease in cash and cash equivalents	(17,740)	(18,790)
Cash and cash equivalents at beginning of year	48,028	54,117

Cash and cash equivalents at end of period	$30,288	$35,327

GIBRALTAR INDUSTRIES, INC.

Non-GAAP Reconciliation of Adjusted Statement of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31, 2013
	As Reported In GAAP Statements	Acquisition Related Costs		Note Re-Financing	Restructuring Costs	Adjusted Statement of Operations
Net sales	$196,801	$		$—	$—	$196,801
Cost of sales	160,624		(203)	—	(29)	160,392

Gross profit	36,177		203	—	29	36,409
Selling, general, and administrative expense	30,981		(117)	—	(127)	30,737

Income from operations	5,196		320	—	156	5,672
Operating margin	2.6%		0.2%		0.1%	2.9%
Interest expense	11,160		—	(7,166)	—	3,994
Other income	(66)		—	—	—	(66)

(Loss) income before income taxes	(5,898)		320	7,166	156	1,744
(Benefit of) provision for income taxes	(2,255)		117	2,616	57	535

(Loss) income from continuing operations	$(3,643)		$203	$4,550	$99	$1,209

(Loss) income from continuing operations per share – diluted	$(0.12)		$0.01	$0.15	$—	$0.04

GIBRALTAR INDUSTRIES, INC.

Non-GAAP Reconciliation of Adjusted Statement of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31, 2012
	As Reported In GAAP Statements	Acquisition Related Costs	Restructuring Costs	Adjusted Statement of Operations
Net sales	$192,171	$—	$—	$192,171
Cost of sales	156,690	(60)	(1,766)	154,864

Gross profit	35,481	60	1,766	37,307
Selling, general, and administrative expense	28,458	(80)	(14)	28,364

Income from operations	7,023	140	1,780	8,943
Operating margin	3.7%	0.1%	0.9%	4.7%
Interest expense	4,674	—	—	4,674
Other income	(31)	—	—	(31)

Income before income taxes	2,380	140	1,780	4,300
Provision for income taxes	931	15	709	1,655

Income from continuing operations	$1,449	$125	$1,071	$2,645

Income from continuing operations per share – diluted	$0.05	$0.01	$0.03	$0.09